Exhibit 99.1

NEWS RELEASE

TEAM, INC. ANNOUNCES SALE OF QUEST INTEGRITY BUSINESS

SUGAR LAND, TX, August 15, 2022 - Team, Inc. (NYSE: TISI) (“TEAM” or the “Company”), a global leading provider of integrated, digitally-enabled asset performance assurance and optimization solutions, today announced it has reached an agreement to sell its Quest Integrity business to Baker Hughes, an energy technology company that provides solutions to energy and industrial customers worldwide, for $280 million cash (before any customary post-closing adjustments). The divestiture is a key step in realizing the Company’s strategic initiative to refocus on its core businesses and improve profitability and cash flow.

In late 2021, TEAM announced a plan to review strategic options in order to maximize shareholder value. As a result of the Company’s ongoing portfolio review to streamline its operations and unlock value, the Company has agreed to sell its Quest Integrity business, which constitutes Team’s advanced inspection and engineering operations and reliability management business segment. The sale is expected to close in the fourth quarter of 2022, subject to customary closing conditions and regulatory approvals. This sale allows TEAM to make a substantial debt pay down, improves liquidity and importantly, allows the Company to focus on its core Inspection & Heat Treating and Mechanical Services businesses that represented over 87% of its consolidated revenues year to date through June 30, 2022.

“After a thorough assessment of the portfolio, our Board of Directors determined that selling Quest Integrity would be a key step in our plan to strengthen our balance sheet and is in the best interests of our shareholders.” said Keith Tucker, TEAM’s Interim Chief Executive Officer. “The Quest Integrity transition is expected to be seamless for our customers and employees while maintaining our commitment to meet our customers’ support needs with the high standards of safety and quality that both Team and Baker Hughes are known to deliver. This sale is an important step in our transformation plan and going forward, we are excited about the prospects for our business as we work to implement targeted growth and business improvements in order to drive improved profitability.”

Quest Integrity provides technology-enabled, advanced inspection and engineering assessment services and products that help organizations in the pipeline, refining, chemical and power industries improve operational planning, increase profitability, and reduce operational and safety risks. The Quest Integrity business generated over $80 million in revenues in 2021 and reported approximately $59 million in revenues through the six months ended June 30, 2022.

Robert W. Baird & Co served as the exclusive financial advisor to TEAM on the transaction. Kirkland & Ellis LLP served as TEAM’s legal counsel.

About Team, Inc.

Headquartered in Sugar Land, Texas, Team, Inc. is a global leading provider of integrated, digitally-enabled asset performance assurance and optimization solutions. We deploy conventional to highly specialized inspection, condition assessment, maintenance and repair services that result in greater safety, reliability, and operational efficiency for our client’s most critical assets. Through locations in more than 20 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions, and beliefs upon which this forward-looking information is based are current, reasonable, and complete. However, such forward-looking statements involve estimates, assumptions, judgments, and uncertainties. Many factors could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Although it is not possible to identify all of these factors, they include, among others, the Company’s ability to hire a new chief executive officer in the near future, if necessary; the duration and magnitude of accidents, extreme weather, natural disasters, and pandemics (such as COVID-19) and related economic effects, the Company’s liquidity and ability to obtain additional financing; the Company’s ability to execute on its cost management actions, the impact of new or changes to existing governmental laws and regulations and their application, including tariffs and COVID-19 vaccination requirements; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency exchange rate and interest rate fluctuations; the Company’s ability to successfully divest assets on terms that are favorable to the Company; our ability to repay, refinance or restructure our debt and the debt of certain of our subsidiaries; anticipated or expected purchases or sales of assets; and such known factors as are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including statement regarding the Company’s financial prospects and the implementation of cost saving measures, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.

Contact:

Christopher Robinson, CFA

Vice President, Corporate Development & Investor Relations

(281) 388-5551

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